As filed with the Securities and Exchange Commission on October 25, 2005. Registration No. 333-127727.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Pre-Effective Amendment No. 2
To
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	75-2216818 (I.R.S. Employer Identification Number)
2711 N. Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960
(214) 370-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Bradley C. Almond
Chief Financial Officer
2711 N. Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960
(214) 370-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
          Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.
          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title Of Each	Amount	Maximum	Maximum
Class Of	To Be	Offering	Aggregate	Amount Of
Securities	Registered	Price	Offering	Registration
To Be Registered	(1)(2)	Per Unit (3)	Price (3)	Fee (4)(5)
Common Stock, $0.01 par value per share	509,193	$2.04	$1,038,753.70	$122.26

(1)	This registration statement on Form S-3 covers 509,193 shares of the registrant’s common stock, par value $0.01 per share, which, together with an aggregate of 700,519 shares registered under Registration Statement Nos. 333-105060, 333-107776 and 333-108560, represents the shares of common stock issuable upon exercise of warrants issued to the selling shareholders. This registration statement also covers shares that may be issued as a result of any stock splits, stock dividend or similar transactions as provided by Rule 416 under the Securities Act.

(2)	Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus filed as part of this registration statement shall also constitute a prospectus for Registration Statement Nos. 333-105060 (which was declared effective by the Securities and Exchange Commission (the “Commission”) on June 2, 2003), 333-107776 (which was declared effective by the Commission on August 21, 2003), and 333-108560 (which was declared effective by the Commission on December 4, 2003) to enable the selling shareholders to offer an aggregate of 1,209,712 shares of common stock pursuant to the combined prospectus.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of high and low prices of the common stock on The Nasdaq National Market on September 22, 2005.

(4)	Pursuant to Rule 429 promulgated under the Securities Act, the amount of registration fee for this registration statement does not include the registration fees previously paid to the Commission relating to the 700,519 shares of common stock previously registered pursuant to Registration Statement Nos. 333-105060, 333-107776 and 333-108560.

(5)	Previously paid.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
          In accordance with Rule 429 under the Securities Act, the prospectus contained in this registration statement relates to a total of 1,209,712 shares of the registrant’s common stock, (1) 509,193 of which are being registered pursuant to this registration statement, (2) 500,519 of which were registered in the registrant’s Registration Statement on Form S-3 (No. 333-105060) filed with the Commission on May 7, 2003, (3) 129,698 of which were registered in the registrant’s Registration Statement on Form S-3 (No. 333-107776) filed with the Commission on August 8, 2003, and (4) 70,302 of which were registered in the registrant’s Registration Statement on Form S-3 (No. 333-108560) filed with the Commission on September 5, 2003. This registration statement, which is a new registration statement, also constitutes a Post-Effective Amendment No. 3 to Registration Statement No 333-105060, Post-Effective Amendment No. 2 to Registration Statement No. 333-107776 and Post-Effective Amendment No. 1 to Registration Statement No. 333-108560, which shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated October 25, 2005
PROSPECTUS
ZIX CORPORATION
1,209,712 SHARES
COMMON STOCK
          This prospectus relates to an offering of up to 1,209,712 shares of our common stock, par value $.01 per share, that are currently issuable upon the exercise of certain warrants. The warrants were originally issued in a private placement in March 2003. The selling shareholders under this prospectus are HFTP Investment L.L.C., Gaia Offshore Master Fund, Ltd., and Caerus Fund Ltd. who, in this prospectus, are generally referred to, collectively, as the selling shareholders. Included in the 1,209,712 shares are 700,519 shares of our common stock previously covered by earlier registration statements filed with the Securities and Exchange Commission.
          The shares of common stock being registered are being offered by the selling shareholders. We will not receive any proceeds from the sale of the shares of common stock offered under this prospectus.
          The shares may be offered in transactions on The Nasdaq National Market, in negotiated transactions or through a combination of methods of distribution, at prices relating to the prevailing market prices, at negotiated prices or at fixed prices that may be changed. Please see below under the heading “Plan of Distribution.”
          Our common stock is quoted on The Nasdaq National Market under the symbol “ZIXI.” On October 24, 2005, the last sale price of our common stock, as reported on The Nasdaq National Market, was $1.92 per share.
          This investment involves a high degree of risk. You should purchase shares only if you can afford a loss of all or a portion of your investment. Please see “Risk Factors” on page 2 below.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                     , 2005.

          You should rely only on the information contained in this prospectus and not on any unauthorized information or representations. Neither Zix Corporation nor any of its representatives has authorized anyone to provide prospective investors with any information or to represent anything not contained in or incorporated by reference in this prospectus. Furthermore, no dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference in this prospectus. This prospectus is an offer to sell only the shares offered by this prospectus, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of the delivery of this prospectus or any sale of these securities.

i

PROSPECTUS SUMMARY
          Since January 1999, we have been developing and marketing services that bring privacy, security and convenience to Internet users: specifically, e-messaging and e-prescribing solutions and services. We provide easy-to-use-and-deploy e-communication services that protect, manage and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance and government. Our eSecure services enable policy-driven email encryption, content filtering and send-to-anyone capability while our eHealth service improves patient care, reduces costs and improves efficiency through an e-prescribing solution.
          This prospectus relates to an aggregate of up to 1,209,712 shares of common stock, par value $0.01 per share, that are currently issuable upon the exercise of warrants held by the selling shareholders. We entered into an Agreement Regarding Exercise and Issuance of Warrants with the selling shareholders on March 3, 2003. This agreement is referred to in this prospectus as the “Exchange Agreement.” The selling shareholders were holders of warrants to purchase an aggregate of 386,473 shares of our common stock at an exercise price of $4.14 per share. These warrants, referred to as the “existing warrants,” were originally issued to the selling shareholders on September 18, 2002, in connection with the purchase by the selling shareholders of an aggregate of $8 million of 6.5% Secured Convertible Notes issued by us.
          Under the Exchange Agreement, the selling shareholders were obligated, subject to certain conditions, to exercise all or any portion of the existing warrants held by them on each business day following a trading day on which the weighted average market price of the common stock was at least $4.50 per share, referred to as a “trigger day.” The extent to which a selling shareholder was required to exercise an existing warrant on any such business day was based on the daily trading volume of our common stock on the corresponding trigger day.
          The selling shareholders exercised the existing warrants in March and April of 2003. Once the existing warrants were fully exercised, we were required to (and did) issue new warrants to the selling shareholders as replacements for the existing warrants. The replacement warrants were structured to have substantially the same economic value to the holders as the existing warrants that have been exercised. The number of shares of common stock covered by the replacement warrants was calculated based on the Black-Scholes formula applied at the time of each exercise of existing warrants. As a result of the foregoing, we initially issued replacement warrants exercisable for an aggregate 455,017 shares of common stock at an exercise price of $5.00 per share, subject to adjustment in certain events, and filed a Registration Statement on Form S-3 (No. 333-105060) with the Securities and Exchange Commission (the “Commission”) on May 7, 2003 for the resale of 110% of such shares (or 500,519 shares). Pursuant to an anti-dilution provision in the replacement warrants, the aggregate number of shares issuable upon exercise of the replacement warrants subsequently increased to 630,217 and the exercise price decreased to $3.61 per share as a consequence of an equity financing we consummated on June 24, 2003. We filed a Registration Statement on Form S-3 (No. 333-107776) with the Commission on August 8, 2003 to register an additional 129,698 shares. Pursuant to an anti-dilution provision in the replacement warrants, the aggregate number of shares issuable upon exercise of the replacement warrants further increased to 648,172 and the exercise price decreased to $3.51 per share, as a consequence of our issuance of shares of common stock in an asset purchase transaction we completed on September 2, 2003. We filed a Registration Statement on Form S-3 (No. 333-108560) with the Commission on September 9, 2003 to register an additional 17,955 shares plus an incremental 52,347 shares (to cover possible future anti-dilutive events), bringing the total number of shares registered to 700,519. Finally, pursuant to the anti-dilution provision in the replacement warrants, (i) on May 1, 2005, the aggregate number of shares issuable upon exercise of the replacement warrants further increased by 182,151 shares and the exercise price decreased to $2.74 per share, as a consequence of the issuance of shares of our common stock in payment of accrued interest on our $20 million principal amount convertible notes; (ii) on August 9, 2005, the aggregate number of shares issuable upon exercise of the replacement warrants further increased by 133,696 and the exercise price decreased to $2.36 per share, as a consequence of the issuance of shares of our common stock and related warrants in a private placement transaction (described below); and (iii) on September 23, 2005, the aggregate number of shares issuable upon exercise of the replacement warrants further increased by 245,692 shares and the exercise price decreased to $1.8067 per share, as a consequence of the issuance of shares of our common stock as a principal installment payment on our $20 million principal amount convertible notes. We are filing the registration statement that includes this prospectus for the resale of an additional 509,193 shares. Following the registration of these additional shares, we will have registered a total of 1,209,712 shares of common stock issuable upon the exercise of warrants.
          On August 31, 2005, the selling shareholders exercised replacement warrants to purchase a total of 237,837 shares of our common stock for $2.183 per share and an aggregate exercise price of $519,200. On September 26, 2005, the selling shareholders exercised additional replacement warrants to purchase a total of 50,000 shares of our common stock for $1.8067 per share and an aggregate exercise price of $90,335. On September 30, 2005, the selling shareholders exercised additional replacement warrants to purchase a total of 412,682 shares of our common stock for $1.8067 per share and an aggregate exercise price of $745,592.56.
          The terms of the replacement warrants are described in this prospectus under the heading “Description of Securities.” For a description of the Exchange Agreement, the Registration Rights Agreement entered into in connection therewith and the terms of the issuance of the replacement warrants, please see our Current Report on Form 8-K, dated March 4, 2003, and related exhibits, which are incorporated by reference in this prospectus.

          Pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated August 9, 2005, among us and certain purchasers (collectively, the “Purchasers”), we agreed to sell to the Purchasers, in a private placement, an aggregate of 10,503,862 units, each unit consisting of one share of our common stock and one warrant to purchase 0.33 of one share of our common stock at an exercise price of $3.04 per share. Under the terms of the Purchase Agreement, the maximum number of shares of common stock that we may issue to the Purchasers is subject to the limitation arising as a result of certain rules of The Nasdaq National Market applicable to us. Because of this limitation, at the closing of the Purchase Agreement, we could not issue more than approximately 6.5 million shares of our common stock (or 19.99% of our common stock outstanding, measured as of the date of the Purchase Agreement, i.e., August 9, 2005) without obtaining shareholder approval. Accordingly, at the closing of the Purchase Agreement, we issued units consisting of 6,302,318 shares of our common stock (the “Firm Shares”) and related warrants to purchase an additional 2,079,767 shares of our common stock (the “Firm Warrants”). Funds totaling approximately $10.5 million relating to the remaining units, consisting of 4,201,544 shares of our common stock and related warrants to purchase an additional 1,386,507 shares of our common stock (collectively, the “Excess Securities”), have been placed in escrow until the issuance of such Excess Securities is approved by our shareholders. The aggregate net proceeds to us from the private placement will be approximately $24.42 million (assuming approval of the issuance of the Excess Securities). Pursuant to the terms of the Purchase Agreement, we have agreed to seek, and use our best efforts to obtain, the approval of our shareholders for the issuance of the Excess Securities on or before November 22, 2005. If the issuance is approved, we will receive the proceeds relating to the Excess Securities and issue the Excess Securities to the Purchasers. If such issuance is not approved, we will not be allowed to issue the Excess Securities and the escrowed funds will be returned to the Purchasers. The resale of the shares issued or issuable in connection with the private placement is the subject of the Registration Statement on Form S-3 (No. 333-128186) filed with the SEC on September 8, 2005.
          As of October 7, 2005, there were approximately 40.9 shares of our common stock outstanding (including the Firm Shares, but excluding the Firm Warrants and the Excess Securities).
          The selling shareholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation do so. The price at which the selling shareholders may sell the shares of our common stock will be determined by the prevailing market for the shares or in negotiated transactions. See “Plan of Distribution” below.
          Zix was incorporated in Texas in 1988. Our executive offices are located at 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960, and our telephone number is (214) 370-2000. Our Web site address is www.zixcorp.com. Information contained on our Web site is not a part of this prospectus. In this prospectus, “we,” “us,” “ZixCorp,” “our” and “Zix” refer to Zix Corporation and its subsidiaries unless the context otherwise requires.
RISK FACTORS
          Before investing in our common stock offered by this prospectus, you should carefully consider the following risks and uncertainties, in addition to the other information contained or incorporated by reference in this prospectus. Also, you should be aware that the risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of those risks or uncertainties or any of the risks and uncertainties described below actually occur, our business, financial condition, prospects, or results of operations could be materially and adversely affected. In that case, the trading price of the common stock offered in this prospectus could decline, and you may lose all or part of your investment.
     We continue to use significant amounts of cash for our business operations and for repaying our debt which could result in us having insufficient cash to fund our operations under our current business plan.
          Our businesses operate in emerging markets and developing these businesses is costly and the market is highly competitive. Emerging-market businesses involve risks and uncertainties, and there are no assurances that we will be successful in our efforts. Based on our organization, operations, and debt agreements that existed as of June 30, 2005, we would have had cash requirements for the remainder of 2005 greater than our June 30, 2005 balance of unrestricted cash and cash equivalents of $7.7 million. We have taken certain actions, including cost reductions, the sale of three product lines, and the amendments to the terms of the $20 million principal amount convertible notes to reduce our cash requirements for the remainder of 2005. In addition, to improve our cash position, we have, as described above, recently completed a private placement of common stock and related stock purchase warrants with net proceeds to ZixCorp of approximately $24.42 million. Funds totaling approximately $10.5 million relating to 4,201,544 shares of our common stock and related warrants to purchase an additional 1,386,507 shares of our common stock (collectively, the “Excess Securities”) have been placed in escrow until the issuance of such Excess Securities is approved by our shareholders. The resale of the shares issued or issuable in connection with the private placement is the subject of the Registration Statement on Form S-3 (No. 333-128186) filed with the SEC on October 25, 2005.
          However, our current liquidity and capital resources remain limited. If we do not obtain shareholder approval for the issuance of the Excess Securities and do not receive the proceeds from such issuance, meeting our working capital needs under a continuation of our current business model would prove difficult beyond June 30, 2006 and could significantly harm our ability to achieve our intended business objectives. Even if we do receive shareholder approval to issue the Excess Securities, there can be no assurance that our liquidity or capital resource position would allow us to continue to pursue our current business model after the proceeds from the issuance of the Excess Securities are expended. In either case, we could be forced to further augment our cash position through additional cost reduction measures, sales of non-core assets, additional financings or a combination of these actions. There is no assurance that we will be able to raise additional capital if and when needed or on favorable terms and, if we fail to obtain shareholder approval for the issuance of the Excess Securities and have to seek additional funds to replace the funds relating to the Excess Securities, there can be no assurances that these funds could be obtained on terms that are as favorable to us as the terms of the Excess Securities. In such case, we might have to alter our business model. Any of these adverse events could substantially diminish the value of our common stock.
     The market may not broadly accept our secure e-messaging and e-prescribing solutions and services, which would prevent us from operating profitably.
          We must be able to achieve broad market acceptance for our secure e-messaging and e-prescribing solutions and services, at a price that provides an acceptable rate of return relative to our costs in order to operate profitably. We have not yet been able to do this. To our knowledge, there are currently no secure e-messaging protection businesses similar to our Zix-branded business that currently operate at the scale that we would require, at our current expenditure levels and pricing, to become profitable. Furthermore, PocketScript®, our e-prescribing service, operates in an emerging market. There is no assurance that any of our services will become generally accepted or that they will be compatible with any standards that become generally accepted, nor is there any assurance that enough paying users will ultimately be obtained to enable us to operate these businesses profitably.
     Failure to enter into additional sponsorship agreements for our PocketScript e-prescribing service or maintain existing and generate other revenue opportunities from PocketScript could harm our business.
          Our PocketScript business has incurred significant operating losses. Through September 30, 2005, orders for our PocketScript e-prescribing service came exclusively from sponsorship agreements with healthcare payors, such as health insurance companies, pharmacy benefit managers, or self-insured companies. Under our payor-sponsorship business model, we deploy PocketScript to the end-user physician and provide the end-user physician a subscription to use the service in return for payments from the healthcare payor. These payments are in the form of guaranteed payments from the healthcare payor of contingent payments that are based on contractually specified performance metrics. In some cases, these contingent payments could represent a substantial portion of the revenue opportunity under the contract. All end-user physicians who are using the PocketScript service and for whom we are currently recognizing revenue are doing so under a subscription arrangement that has been paid for by a healthcare payor. Although we believe that physicians will pay to use the PocketScript service following the one year of service paid for by the healthcare payors or that healthcare payors will extend their sponsorship, there is no assurance that they will do so.
          Failure to sign follow-on orders with additional healthcare payors from whom a significant portion of our revenues are received or sign new sponsorship agreements with other payors in the coming months, or generate significant revenue from contingent payments, or maintain and identify other revenue opportunities for our e-prescribing services, such as add-on applications, prescription transaction fees, and/or new uses for the transaction data itself, will prevent us from achieving significant revenues from our e-prescribing services.
     If healthcare providers fail to adopt our PocketScript service, we will fail to achieve the critical mass of physicians to build a successful business.
          Our PocketScript e-prescribing service is targeted to the emerging market for providing secure communications among healthcare providers to deliver information in an efficient, economical manner. This is an emerging market, and the success of PocketScript is dependent, in large measure, on physicians changing the manner in which they write prescriptions. Our challenge is to make this new business profitable. To do so will require us to invest significant resources, including significant amounts of cash. There is no assurance that enough paying users will ultimately be obtained to enable us to operate the PocketScript business profitably.
     Competition in our businesses is expected to increase, which could cause our business to fail.
          Our Zix-branded solutions and services are targeted to the secure e-messaging protection services market. Our PocketScript business is targeted to the emerging market for electronic prescriptions. As the public’s and governmental authorities’ awareness about the need for privacy and security of electronic communications has increased over the past few years, an increasing number of competitors have entered the market.

          There are many large, well-funded participants in the information technology security industry; however, few currently participate in the secure e-messaging protection services market in which our Zix-branded solutions and services compete. Most other product-only solutions in this market require extensive increases in overhead to implement and deploy them. Our Zix-branded solutions and services can be made operational in a very short period of time compared to the longer procurement and deployment cycles common with the solutions of many of our competitors. Our service offerings are focused on the secure communications market, including e-messaging protection management. Companies that compete with our Zix-branded secure e-messaging business include content management and secure delivery companies, such as Tumbleweed Communications Corp. and other secure delivery participants such as Voltage Security, PGP Corporation, Certified Mail, Authentica, and Sigaba Corporation.
          In addition, we face competition from vendors of Internet server appliances, operating systems, networking hardware, network management solutions and security software, many of which now, or may in the future, develop or bundle secure e-messaging into their products.
          Our PocketScript e-prescribing service applies the benefits of e-messaging to the medical prescription process by enabling providers to write and transmit prescriptions electronically from anywhere directly to the pharmacy. Our PocketScript business is expected to grow as more physicians leverage technology in delivering healthcare services, coupled with the fact that the number of prescriptions written annually in the United States continues to increase. Participants in the e-prescribing space include AllScripts Healthcare Solutions, Ramp Corporation, Dr. First, Inc., InstantDX LLC, and iScribe. Competition from these companies and from vendors in related areas, such as electronic medical records vendors — who are expected to include e-prescribing services as an element of their service offering — is expected to increase.
          We may face increased competition as these competitors partner with others or develop new solution and service offerings to expand the functionality that they can offer to their customers. We believe that the secure e-messaging and e-prescribing services markets are growing, unlike many segments of the information technology security industry. Our competitors may, over time, develop new technologies that are perceived as being more secure, effective, or cost efficient than our own. These competitors could successfully garner a significant share of the market, to the exclusion of our company. Furthermore, increased competition could result in pricing pressures, reduced margins, or the failure of our business to achieve or maintain market acceptance, any one of which could harm our business.
     Our inability to successfully and timely develop and introduce new e-messaging and e-prescribing services and related services and to implement technological changes could harm our business.
          The emerging nature of the secure e-messaging and e-prescribing businesses and their rapid evolution require us to continually develop and introduce new and related solutions and services and to improve the performance, features, and reliability of our existing solutions and services, particularly in response to competitive offerings.
          We also have under development new feature sets for our current Zix-branded service offerings and are considering new services. The success of new or enhanced services depends on several factors — primarily market acceptance. We may not succeed in developing and marketing new or enhanced services that respond to competitive and technological developments and changing customer needs. This could harm our business.
     If the market for secure e-messaging and e-prescribing services and related services does not continue to grow, demand for our solutions and services will be adversely affected.
          The market for secure electronic communications is a developing market. Continued growth of the secure e-messaging and e-prescribing services and related services market will depend, to a large extent, on the market recognizing the need for secure electronic communications, such as email encryption and e-prescribing. Failure of this market to grow would harm our business.
     If critical services and products that we source from third parties were to no longer be made available to us or at a considerably higher price than we currently pay for them, and suitable alternatives could not be found, our business could be harmed.
          For certain elements of our service offerings, we sometimes rely on the products and services of third parties under contracts. Those third parties are not under our control beyond the terms of their agreements and, therefore, should they elect to withhold their products or services or significantly raise their prices, we could be damaged financially in lower returns on sales and a lessening of competitive advantages if suitable alternatives could not be found in a reasonable period of time.

     Future asset impairments could affect our financial results.
          In early November 2004, we announced a material charge for impairment to an intangible asset of approximately $675,000, which was reflected in our third quarter 2004 financial results. The asset impairment resulted from a decision of our management to suspend research and development and terminate sales and marketing efforts for our Connect™ service, which was one of the services offered by the MyDocOnline portion of our business, because continuing to operate the service was not consistent with our goal of achieving cash flow breakeven. It is possible that we may incur further charges for other asset impairments in the future as we evaluate the prospects of our various lines of business.
          On September 30, 2005, we also sold our other MyDocOnline service, Dr. Chart, a Web-based communication tool that connects healthcare providers and laboratories by allowing doctors to initiate lab orders, check medical necessity compliance, and view results rapidly and accurately using a secure Internet connection. The sale of the Dr. Chart service will result in ZixCorp recognizing a one-time, non-cash loss from the sale in the third quarter of 2005. The primary factor in determining the amount of the loss is the amount of goodwill deemed to be associated with and included in the carrying value of the Dr. Chart service on ZixCorp’s consolidated financial statements. We preliminarily estimate that the loss from the sale will range between $3.3 and $4.5 million. Proceeds from the sale include a note receivable from the acquirer of $550,000, which initially will be fully reserved. Therefore, gains could be recorded in future periods as the collectability of the note receivable is reassessed in the future. Also, we periodically (and at least annually) and upon the occurrence of certain triggering events evaluate for possible impairment the remaining goodwill amounts reflected in our consolidated financial statements. Goodwill could become impaired as conditions change or prospects for the business change, which would result in ZixCorp recording a non-cash loss for financial accounting purposes in the amount of the goodwill impairment.
     Capacity limits on our technology and network hardware and software may be difficult to project, and we may not be able to expand and/or upgrade our systems to meet increased use, which would result in reduced revenues.
          While we have ample through-put capacity to handle our customers’ requirements for the medium term, at some point we may be required to materially expand and/or upgrade our technology and network hardware and software. We may not be able to accurately project the rate of increase in usage on our network, particularly since we have significantly expanded our potential customer base by the growing acceptance of our PocketScript service, which is supported by our ZixData CenterTM. In addition, we may not be able to expand and/or upgrade our systems and network hardware and software capabilities in a timely manner to accommodate increased traffic on our network. If we do not timely and appropriately expand and/or upgrade our systems and network hardware and software, we may lose customers and revenues.
     Security interruptions to our data centers could disrupt our business, and any security breaches could expose us to liability and negatively impact customer demand for our solutions and services.
          Our business depends on the uninterrupted operation of our data centers — currently, our ZixData Center located in Dallas, Texas; the Austin, Texas data center used for fail-over and business continuity services; and the Mason, Ohio data center used for quality assurance and staging of new customers of our PocketScript e-prescribing service. We must protect these centers from loss, damage, or interruption caused by fire, power loss, telecommunications failure, or other events beyond our control. Any damage or failure that causes interruptions in our data centers’ operations could materially harm our business, financial condition, and results of operations.
          In addition, our ability to issue digitally-signed certified time-stamps and public encryption codes in connection with our Zix-branded solutions and services and to support the PocketScript e-prescribing service depends on the efficient operation of the Internet connections between customers and our data centers. We depend on Internet service providers efficiently operating these connections. These providers have experienced periodic operational problems or outages in the past. Any of these problems or outages could adversely affect customer satisfaction.
          Furthermore, it is critical that our facilities and infrastructure remain secure and the market perceives them to be secure. Despite our implementation of network security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers, and similar disruptions from unauthorized tampering with our computer systems. In addition, we are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period of time. We do not carry insurance to compensate us for losses that may occur as a result of any of these events; therefore, it is possible that we may have to use additional resources to address these problems.
          Secure messages sent through our ZixPort® and ZixMessage Center™ messaging portals, in connection with the operation of our secure e-messaging protection services, include personal healthcare information as well as personal financial information. This information will reside, for a user-specified period of time, in our secure data center network; and individual prescription histories transmitted through our PocketScript system will reside in our secure data center network. Federal and state laws impose significant financial penalties for unauthorized disclosure of personal healthcare information and personal financial information. Exposure of this information, resulting from any physical or electronic break-ins or other security breaches or compromises of this information, could expose us to significant liability, and customers could be reluctant to use our Internet-related services.

     Pending litigation could have a material impact on our operating results and financial condition.
          Beginning in early September 2004, several purported shareholder class action lawsuits were filed in the U.S. District Court for the Northern District of Texas against us and certain of our current and former officers and directors. The purported class action lawsuits seek unspecified monetary damages on behalf of purchasers of ZixCorp’s common stock between October 30, 2003 and May 4, 2004. The purported shareholder class action lawsuits allege that the defendants made materially false and misleading statements and/or omissions in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during this time period.
          Also, two purported shareholder derivative lawsuits have been filed against us and certain of our current and former officers and directors. The shareholder derivative lawsuits relate to the allegedly materially false and misleading statements and/or omissions that are the subject of the purported shareholder class action lawsuits. The derivative lawsuits name ZixCorp as a nominal defendant and as actual defendants the individuals named in the purported shareholder class action lawsuits mentioned above, as well as ZixCorp’s outside directors. The suits seek to require ZixCorp to initiate legal action for unspecified damages against the individual defendants named in the purported shareholder class action lawsuits. The suits also allege breaches of fiduciary duty, abuse of control, insider selling and misappropriation of information and seek contribution and indemnification against the individual defendants. One of the derivative lawsuits was filed in September 2004 (pending in the U.S. District Court for the Northern District of Texas) and one was filed in October 2005 (pending in Dallas County Court at Law No. 2, Dallas County, Texas).
          These lawsuits may require significant management time and attention and could result in significant legal expenses. While we believe these lawsuits are without merit and intend to defend them vigorously, since these legal proceedings are in the preliminary stages we are unable to predict the scope or outcome of these matters and quantify their eventual impact, if any, on our company. An unfavorable outcome could have a material adverse effect on our business, operating results, cash flow, and financial condition. We maintain insurance that may limit our financial exposure for defense costs and liability for an unfavorable outcome, should we not prevail, for claims covered by the insurance coverage.
     We may have to defend our rights in intellectual property that we use in our services, which could be disruptive and expensive to our business.
          We may have to defend our intellectual property rights or defend against claims that we are infringing the rights of others. Intellectual property litigation and controversies are disruptive and expensive. Infringement claims could require us to develop non-infringing services or enter into royalty or licensing arrangements. Royalty or licensing arrangements, if required, may not be obtainable on terms acceptable to us. Our business could be significantly harmed if we are not able to develop or license the necessary technology. Furthermore, it is possible that others may independently develop substantially equivalent intellectual property, thus enabling them to effectively compete against us.
     Defects or errors in our services could harm our business.
          We subject our Zix-branded solutions and services to quality assurance testing prior to release. There is no assurance that the quality and assurance testing previously conducted by the businesses we acquired on their current solutions and services conform to our standards for quality assurance testing. Regardless of the level of quality assurance testing, any of our solutions could contain undetected defects or errors. In particular, our PocketScript system is used to dispense prescription drugs. Defects or errors in our PocketScript system could result in inaccurate prescriptions being generated, which could result in injury or death to patients. Thus, undetected defects or errors could result in loss of or delay in revenues, failure to achieve market acceptance, diversion of development resources, injury to our reputation, litigation claims, increased insurance costs, or increased service and warranty costs. Any one of these could prevent us from implementing our business model and achieving the revenues we need to operate profitably.
     Public key cryptography technology is subject to risks.
          Our Zix-branded solutions and services and the PocketScript e-prescribing service employ, and future solutions and services may employ, public key cryptography technology. With public key cryptography technology, a public key and a private key are used to encrypt and decrypt messages. The security afforded by this technology depends, in large measure, on the integrity of the private key, which is dependent, in part, on the application of certain mathematical principles. The integrity of the private key is predicated on the assumption that it is difficult to mathematically derive the private key from the related public key. Should methods be developed that make it easier to derive the private key, the security of encryption services using public key cryptography technology would be reduced or eliminated and such services could become unmarketable. This could require us to make significant changes to our services, which could damage our reputation and otherwise hurt our business. Moreover, there have been public reports of the successful decryption of certain encrypted messages. This or related publicity could adversely affect public perception of the security afforded by public key cryptography technology, which could harm our business.

     We depend on key personnel.
          We depend on the performance of our senior management team — including our CEO, President and COO Richard D. Spurr, and our Vice President of Finance and Administration, CFO and Treasurer Bradley C. Almond, and their direct reports and other key employees, particularly highly skilled technical personnel. Our success depends on our ability to attract, retain and motivate these individuals. There are no binding agreements with any of our employees that prevent them from leaving our company at any time. There is competition for these personnel. In addition, we do not maintain key person life insurance on any of our personnel. The loss of the services of any of our key employees or our failure to attract, retain and motivate key employees could harm our business.
     We could be affected by government regulation.
          Exports of software solutions and services using encryption technology, such as our Zix-branded solutions and services, are generally restricted by the U.S. government. Although we have obtained U.S. government approval to export our solutions and services to almost all countries, the list of countries to which our solutions and services cannot be exported could be revised in the future. Furthermore, some countries impose restrictions on the use of encryption solutions and services, such as ours. Failure to obtain the required governmental approvals would preclude the sale or use of our solutions and services in international markets.
          Furthermore, boards of pharmacy in the various states in which our PocketScript business operates regulate the process by which physicians write prescriptions. While regulations in the states in which these businesses currently operate generally permit the electronic writing of prescriptions, such regulations could be revised in the future. Moreover, regulations in states in which these businesses do not currently operate may not be as favorable and may impede our ability to develop business in these states. Furthermore, future state or federal regulation could mandate standards for the electronic writing of prescriptions or for the secure electronic transmittal of personal health information through the Internet that our technology and systems do not comply with, which would require us to modify our technology and systems.
     Our stock price may be volatile.
          The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate in the future. Our stock price may decrease as a result of the dilutive effect caused by the additional number of shares that may become available in the market due to the issuances of our common stock in connection with the capital funding and acquisition transactions we completed over the last year. As of September 15, 2005, there was a short position in our common stock of 5,720,230 shares.
     One investor owns a large percentage of our outstanding stock and could significantly influence the outcome of actions.
          George W. Haywood and an IRA for the benefit of Mr. Haywood beneficially own approximately 11.5% of our outstanding common stock (measured as of October 7, 2005). Therefore, Mr. Haywood could exert substantial influence over all matters requiring approval by our shareholders, including the election of directors. Mr. Haywood’s interests may not be aligned with the interests of our other shareholders. This concentration of ownership and voting power may discourage or prevent someone from acquiring our business.
     We have a substantial amount of debt and may be unable to service or refinance this debt or servicing this debt may restrict cash available for our business operations.
          As of September 30, 2005, our total outstanding indebtedness, including capital leases, requires us to make payments totaling $21.1 million payable over the next three years. This high level of debt could have negative consequences. For example, it could:
•	result in our inability to comply with the financial and other restrictive covenants in the notes, which, among other things, require us to maintain specified cash levels and limit our ability to incur debt and sell assets, which could in turn result in an event of default that, if not cured or waived, could have a material adverse effect on our operations;

•	require us to dedicate a substantial portion of our cash flow from operations to make scheduled principal payments on our debt or to meet required cash reserves, thereby reducing the availability of our cash flow for working capital, capital investments and other business activities;

•	increase our vulnerability to adverse industry and general economic conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital investments and other business activities;

•	limit our ability to refinance our indebtedness on terms that are commercially reasonable or at all; and

•	limit our flexibility to plan for, and react to, changes in our business and our industry.
     We have a significant amount of convertible securities outstanding, have recently issued a significant amount of warrants in a private placement, and may issue additional equity securities in the future. Conversion or redemption of the notes into our common stock, exercise of the outstanding warrants, and future issuances or conversion of other securities will dilute the ownership interests of existing shareholders.
           The convertible notes currently may be converted by the holders of ZixCorp’s $20 million of convertible promissory notes at a conversion price of $5.59 per share. If fully converted at this price, we would be obligated to issue an additional 3,577,818 shares of our common stock. However, we have agreed to redeem $5 million principal amount of the convertible notes with shares of our common stock by October 31, 2005 (of which $2.2 million has been redeemed as of September 30, 2005) and an additional $5 million principal amount of the convertible notes with shares of our common stock by December 31, 2005 at (i) 105% of the par (principal) amount, plus accrued interest and (ii) a redemption rate that will require that we issue shares of our common stock valued at a 10% discount to the daily volume weighted average price (“VWAP”) of our common stock for a specified number of trading days preceding the applicable redemption date. As of September 30, 2005, the $8.4 million remaining to be mandatorily redeemed would be payable with approximately 4.6 million shares of our common stock using a VWAP of approximately $2.02 per share. In addition, we have the option to pay accrued interest on the notes using our common stock, valued at a 10% discount to the volume weighted average price for the common stock for a specified number of trading days preceding the interest payment date. We have also issued warrants covering 1,073,346 shares of our common stock to the holders of the convertible notes and additional warrants to purchase 166,667 shares of common stock were issued to the broker of the debt transaction. In addition, we have issued warrants exercisable for 2,079,767 shares of our common stock at an exercise price of $3.04 per share and have also agreed to issue warrants exercisable for an additional 1,386,507 shares of common stock at an exercise price of $3.04 per share to certain purchasers in the private placement transaction that closed on August 9, 2005, and we have issued warrants to purchase 94,080 shares of our common stock at an exercise price of $3.04 per share and have also agreed to issue warrants to purchase an additional 84,031 shares of common stock at an exercise price of $3.04 per share (assuming that the issuance of the Excess Securities is approved by our shareholders) to the placement agent for the transaction. The resale of the shares of common stock issuable upon exercise of these warrants is the subject of the Registration Statement on Form S-3 (No. 333-128186) filed with the SEC on October 25, 2005. The issuances of these shares of common stock in respect of the convertible notes and the warrants would result in a substantial voting dilution of our current shareholders. Any sales in the public market of the common stock issuable upon such conversion or redemption of the notes or exercise of the warrants could adversely affect prevailing market prices of our common stock.
          In the future, we may determine to seek additional capital funding or to acquire additional businesses, which could involve the issuance of one or more types of equity securities, including convertible debt, common and convertible preferred stock, and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price of our common stock. In addition, we incent our employees and attract new employees by issuing shares of our common stock and options to purchase shares of our common stock. The interest of our existing shareholders may be diluted by any equity securities issued in capital funding financings or business acquisitions and would be diluted by any such future share issuances and stock option grants to employees.
          Finally, as a result of the anti-dilution provisions of the warrants covered by the registration statement to which this prospectus relates, we may in the future be obligated to register additional shares of common stock issuable to the selling shareholders.
     We may have liability for indemnification claims arising from the sale of our Web Inspector®, Message Inspector®, and Dr. Chart® product lines.
          We disposed of our Web Inspector and Message Inspector product lines in March 2005 and our Dr. Chart product line in September 2005. In selling those products, we agreed to provide customary indemnification to the purchasers of those businesses for breaches of representations and warranties, covenants, and other specified matters. Indemnification claims could be asserted against us with respect to these matters.
     We may encounter other unanticipated risks and uncertainties in the markets we serve or in developing new services, and we cannot assure that we will be successful in responding to any unanticipated risks or uncertainties.
          There are no assurances that we will be successful or that we will not encounter other, and even unanticipated, risks. We discuss other operating, financial or legal risks or uncertainties in our periodic filings with the SEC. We are, of course, also subject to general economic risks.
NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS
          This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of future business, market share, earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “predict,” “plan,” “should,” “goal,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words. Such forward-looking statements may be contained in the “Risk Factors” section above, among other places.
          Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this document. We do not intend, and undertake no obligation, to update any forward-looking statement.
DOCUMENTS INCORPORATED BY REFERENCE
          We furnish our shareholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating information that we have already filed with the SEC, we are allowed to “incorporate by reference” in this prospectus information contained in those documents we have filed with the SEC. These documents are considered to be part of this prospectus.
          We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling shareholders sell all of the shares of common stock offered by this prospectus:
•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2004;

•	our Current Reports on Form 8-K (or Form 8-K/A) filed on March 4, 2003, February 10, 2005 (reported under Item 5.02), March 17, 2005, March 29, 2005, April 14, 2005, June 9, 2005, July 26, 2005, August 4, 2005, August 9, 2005, August 10, 2005, September 27, 2005, October 5, 2005, October 21, 2005 and October 25, 2005;

•	our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders held on May 25, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description.
          Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the selling shareholders selling all of the shares of common stock offered by this prospectus, will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.
          At your request, we will provide you, without charge, a copy of any of the documents we have incorporated by reference into this prospectus but not delivered with the prospectus (other than exhibits to such documents, unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you want more information, write or call:
Bradley C. Almond
Vice President and Chief Financial Officer
Zix Corporation
2711 North Haskell Avenue, Suite 2200, LB 36
Dallas, Texas 75204-2960
Telephone: (214) 370-2000
WHERE YOU CAN FIND MORE INFORMATION
          We are delivering this prospectus to you in accordance with the U.S. securities laws. We have filed a registration statement with the SEC to register the common stock that the selling shareholders are offering to you. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information that is included in the registration statement.
          You may obtain a copy of the registration statement, or a copy of any other filing we have made with the SEC, directly from the SEC. You may either:

•	read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.E., Washington, D.C. 20549; or

•	visit the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.
          You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
SELLING SHAREHOLDERS
          On March 3, 2003, we entered into the Exchange Agreement with the selling shareholders listed in the table below. Under this agreement, we issued to the selling shareholders the replacement warrants. The common stock issuable upon exercise of the replacement warrants is being offered under this prospectus. We are registering the additional shares in order to permit the selling shareholders to offer the shares of common stock for resale from time-to-time.
          We issued the existing warrants, originally covering 386,473 of our common stock, and an aggregate of $8 million of 6.5% Secured Convertible Notes to the selling shareholders in September 2002. In the fourth quarter of 2002, the selling shareholders converted the 6.5% Secured Convertible Notes and accrued interest into 2,141,811 shares of our common stock. The selling shareholders exercised the existing warrants in March and April of 2003. Once the existing warrants were fully exercised, pursuant to an agreement with the selling shareholders, we issued the replacement warrants, initially covering an aggregate of 455,017 shares of our common stock at an exercise price of $5.00 per share. Pursuant to an anti-dilution provision in the replacement warrants, the aggregate number of shares issuable upon exercise of the warrants subsequently increased to 630,217 and the exercise price decreased to $3.61 per share, as a result of an equity financing we consummated on June 24, 2003. As a result of our issuance of shares of our common stock in an asset purchase transaction we completed on September 2, 2003, the aggregate number of shares issuable upon exercise of the warrants further increased to 648,172 and the exercise price decreased to $3.51 per share. Finally, pursuant to the anti-dilution provision in the replacement warrants, (i) on May 1, 2005, the aggregate number of shares issuable upon exercise of the replacement warrants further increased by 182,151 shares and the exercise price decreased to $2.74 per share, as a consequence of the issuance of shares of our common stock in payment of accrued interest on our $20 million principal amount convertible notes; (ii) on August 9, 2005, the aggregate number of shares issuable upon exercise of the replacement warrants further increased by 133,696 and the exercise price decreased to $2.36 per share, as a consequence of the issuance of shares of our common stock and related warrants in an private placement transaction (described below); and (iii) on September 23, 2005, the aggregate number of shares issuable upon exercise of the replacement warrants further increased by 245,692 shares and the exercise price decreased to $1.8067 per share, as a consequence of the issuance of shares of our common stock as a principal installment payment on our $20 million principal amount convertible notes.
          The table below lists the selling shareholders and other information regarding the ownership of our common stock by the selling shareholders. The first column lists the selling shareholders. The second and third columns list the number and percentage of shares of common stock held, plus the number of shares of common stock that would have been issuable to the selling shareholders as of October 25, 2005, based on its ownership of the replacement warrants, assuming conversion of all of the replacement warrants held by the selling shareholders on that date, without regard to any limitations on exercise. The fourth column lists the shares of common stock being offered pursuant to this prospectus by the selling shareholders.
          In accordance with the terms of the registration rights agreement with the selling shareholders, this prospectus covers the resale of 1,209,712 shares of our common stock issuable upon exercise of the replacement warrants, determined as of the date hereof. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.
          Under the terms of the replacement warrants, the selling shareholders may not exercise the replacement warrants, to the extent such exercise would cause the selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then-outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon exercise of replacement warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	OWNERSHIP PRIOR TO			OWNERSHIP AFTER
	OFFERING			OFFERING
	NUMBER OF		SHARES TO BE	NUMBER OF
NAME OF OWNER	SHARES	PERCENTAGE	SOLD	SHARES	PERCENTAGE
HFTP Investment L.L.C.(1)	567,052	*	567,052	0	*

Gaia Offshore Master Fund, Ltd.(1)	567,052	*	567,052	0	*

Caerus Fund Ltd.(1)	75,608	*	75,608	0	*

*	Less than 1%

(1)	Promethean Asset Management, LLC, a New York limited liability company, serves as investment manager to HFTP Investment L.L.C., Gaia Offshore Master Fund, Ltd. and Caerus Fund Ltd. and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP, Gaia and Caerus. The ownership information for each of these three selling shareholders does not include the ownership information for the others. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP, Gaia and Caerus, and each of HFTP, Gaia and Caerus disclaims beneficial ownership of the shares beneficially owned by the others. James F. O’Brien, Jr. is the managing member of Promethean Investment Group LLC, which is the sole equity holder of Promethean Asset Management, LCC and, accordingly, Mr. O’Brien has sole investment power over the shares beneficially owned by each of HFTP, Gaia and Caerus. Mr. O’Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, HFTP, Gaia and Caerus. HFTP, Gaia and Caerus are not registered broker-dealers; however, they may be deemed to be under common control with, and therefore affiliates of, a registered broker-dealer.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock issuable upon exercise of the replacement warrants to permit the resale of the shares of common stock by the selling shareholders from time-to-time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time-to-time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in by any one or more of the following methods:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any other method permitted pursuant to applicable law; or

•	a combination of any such methods of sale.
     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by a selling shareholder may arrange for other broker-dealer to participate in sales. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions to facilitate the transactions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. Subject to compliance with applicable law, the selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale.
     The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by such selling shareholders, and, if such selling shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time-to-time pursuant to this prospectus. The selling shareholders may also transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Each selling shareholder has advised us that it received the replacement warrants in the ordinary course of its business and at the time it received the replacement warrants it was not a party to any agreement or other understanding to distribute the shares, directly or indirectly.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that the selling shareholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We will be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders for use in this prospectus, in accordance with the related registration rights agreement, or we will be entitled to contribution.
     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
DESCRIPTION OF SECURITIES
Common Stock
     The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends when declared by our board of directors, at their discretion, from legally available funds. The holders of our common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.
     Upon liquidation or dissolution, the holders of our common stock are entitled to receive all assets available for distribution to the shareholders, subject to the preferential rights of the holders of any series of preferred stock shares that may be outstanding.
     The foregoing summary is qualified by reference to the description of our common stock that is filed with our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report updating such description.
Preferred Stock
     Shares of preferred stock are issuable in one or more series at the time and for the consideration as our board of directors may determine. Authority is expressly granted to our board of directors to fix, from time-to-time, by resolution or resolutions providing for:
•	the establishment and/or issuance of any series of preferred stock,

•	the designation of any series of preferred stock,

•	the powers, preferences and rights of the shares of that series, and

•	the qualifications, limitations or restrictions of the preferred stock.
     We currently have no outstanding shares of preferred stock.
Replacement Warrants
     The replacement warrants cover an aggregate of 1,209,712 shares of our common stock at an exercise price of $1.8067 per share. On August 31, 2005, the selling shareholders exercised replacement warrants to purchase a total of 237,837 shares of our common stock for $2.183 per share and an aggregate exercise price of $519,200. On September 26, 2005, the selling shareholders exercised additional replacement warrants to purchase a total of 50,000 shares of our common stock for $1.8067 per share and an aggregate exercise price of $90,335. On September 30, 2005, the selling shareholders exercised additional replacement warrants to purchase a total of 412,682 shares of our common stock for $1.8067 per share and an aggregate exercise price of $745,592.56. The remaining 509,193 unexercised replacement warrants are exercisable at any time after the issue date and prior to the later of (i) December 31, 2005 or (ii) the 45th calendar day of the effectiveness of the registration statement of which this prospectus forms a part. The number of shares of common stock for which these warrants are exercisable and the exercise price of these warrants are subject to proportional adjustment for stock splits and similar changes affecting the common stock. Also, until the later of (i) November 18, 2005 or (ii) the 45th calendar day of the effectiveness of the registration statement of which this prospectus forms a part, the exercise price of $1.8067 of these warrants is also subject to full anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of common stock at a price per share that is less than the exercise price then in effect (other than certain specified exempt issuances).
     Notwithstanding the foregoing, no selling shareholder may exercise a replacement warrant to the extent such exercise would cause the selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then-outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon exercise of replacement warrants that have not been exercised. This restriction does not prohibit a selling shareholder from exercising up to 4.99% of the shares then outstanding, then selling those shares and later exercising up to 4.99% again.

REGISTRATION REQUIREMENTS
     We and the selling shareholders entered into a registration rights agreement, under which we agreed to prepare and file a registration statement covering the resale of the shares of common stock issuable upon the exercise of the replacement warrants.
     The selling shareholders are entitled to receive from us substantial cash damages in the event we fail to keep the registration statement effective for certain periods of time.
     The foregoing description of the replacement warrants is qualified by reference to our Current Report on Form 8-K, dated March 4, 2003, and related exhibits which are incorporated by reference in this prospectus.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of the common stock by the selling shareholders; rather, the selling shareholders will receive those proceeds directly.
LEGAL MATTERS
     The validity of the stock offered hereby will be passed upon for us by Ronald A. Woessner, our Senior Vice President, General Counsel and Secretary.
EXPERTS
     The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements for our fiscal years ended December 31, 2003 and 2002 appearing in the Annual Report on Form 10-K referred to above under the heading “Documents Incorporated by Reference” have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$122.26
Accounting fees and expenses	$8,000.00
Legal fees and expenses	$9,000.00
Miscellaneous expenses	$1,000.00

Total	$18,122.26

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     As permitted by the Texas Business Corporation Act, the registrant’s Restated Articles of Incorporation provide that its directors shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided for by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the registrant’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby its directors, officers, employees and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, an agreement between the registrant and Richard D. Spurr (the registrant’s chief executive officer, president and chief operating officer and a director), dated January 20, 2004, provides Mr. Spurr with a contractual right to indemnification as an officer and/or director of the registrant as set forth in Article VII of the registrant’s Restated Bylaws, dated August 1, 2002. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16.	EXHIBITS.
     The exhibits to this registration statement are listed in the Index to Exhibits on page II-4 of this registration statement, which Index is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.
     (a) The undersigned registrant hereby undertakes:
(i)	To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:
(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(ii)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 25, 2005.

ZIX CORPORATION
By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 25, 2005.

Signature	Title
/*/ Richard D. Spurr	Chief Executive Officer, President and Chief Operating Officer, Director

/*/ Bradley C. Almond	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Charles N. Kahn III	Director

/*/	Director
Michael E. Keane

/*/	Director
James S. Marston

/*/	Director
Antonio R. Sanchez III

/*/	Director
Paul E. Schlosberg

/*/	Director
Dr. Ben G. Streetman

*By:	/s/ Bradley C. Almond
Bradley C. Almond
Attorney-in-Fact

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
4.1	Agreement Regarding Exercise and Issuance of Warrants, dated March 3, 2003, by and among Zix Corporation and the Investors named therein (including schedules, but excluding exhibits) (1)

4.2	Letter Agreement, dated September 14, 2005, by and among Zix Corporation and HFTP Investment L.L.C., Gaia Offshore Master Fund Ltd., and Caerus Fund Ltd. (2)

4.3	Form of Warrant to purchase shares of common stock of Zix Corporation, issued by Zix Corporation (1)

4.4	Registration Rights Agreement, dated March 3, 2003, by and among Zix Corporation and the Investors named therein (1)

5.1	Legal Opinion of Ronald A. Woessner (4)

23.1	Consent of Ronald A. Woessner (4)

23.2	Consent of Deloitte & Touche LLP (3)

23.3	Consent of Ernst & Young LLP (3)

24.1	Power of Attorney (4)

(1)	Incorporated by reference from Zix Corporation’s Current Report on Form 8-K, dated March 4, 2003

(2)	Incorporated by reference from Zix Corporation’s Current Report on Form 8-K, dated September 26, 2005

(3)	Filed herewith

(4)	Previously filed

II-4